Exhibit 99.1

         Dollar General Reports First Quarter 2006 Earnings;
                         Comments on Outlook;
        Announces Preliminary Results of 2006 Shareholder Vote;
           Announces Analyst and Investor Conference Webcast

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 1, 2006--Dollar General Corporation (NYSE: DG) today reported sales and earnings for the first quarter ended May 5, 2006. Net sales were $2.15 billion, an
8.8 percent increase over net sales of $1.98 billion for the first quarter of fiscal 2005. The increase in sales primarily reflects the opening of 527 net new stores since the end of the prior year first quarter. Same-store sales increased 1.6 percent in the fiscal 2006 first quarter compared to an increase of 5.0 percent in the fiscal 2005 first quarter. Net income for the quarter was $47.7 million, or $0.15 per share, compared to net income of $64.9 million, or $0.20 per share, in the first quarter of fiscal 2005.
    The Company's gross profit rate to sales declined by 132 basis points in the 2006 period as compared with the 2005 period due to a number of factors, including an increase in markdowns; a decrease in the markups on purchases during the period, primarily attributable to the continued shift to highly consumable products, which generally have lower average markups; lower sales (as a percentage of total sales) in the Company's home products and basic clothing categories, which generally have higher average markups; an increase in the Company's shrink rate; and higher transportation expenses primarily attributable to increased fuel costs. These factors were partially offset by higher average markups on the Company's beginning inventory in the 2006 period as compared with the 2005 period.
    Selling, general and administrative ("SG&A") expense increased to
23.4 percent of sales for the first quarter of fiscal 2006 versus 23.1 percent of sales during the 2005 first quarter. The increase in SG&A expense as a percentage of sales in the 2006 period as compared with the 2005 period was due to a number of factors, including increases in advertising costs due to the distribution of an advertising circular in the current year period designed to increase brand awareness and drive customer traffic; higher store occupancy costs, primarily due to rising average monthly rentals associated with the Company's leased store locations; increased store labor costs in support of the advertising circular; and higher administrative labor costs, including $1.0 million resulting from the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment", in the 2006 period. These increases were partially offset by $5.1 million of insurance recoveries relating to hurricane damages incurred in fiscal 2005 and resulting losses due to business interruption.
    Additionally, the Company incurred unexpected expenses of approximately $2.4 million in the quarter related to a voluntary product withdrawal as well as unanticipated losses related to several store fires.

    Balance Sheet and Cash Flow

    Total merchandise inventories at the end of the 2006 fiscal first quarter were $1.64 billion compared to $1.47 billion at the end of the fiscal 2005 first quarter, an 11.6 percent increase in overall inventories, and a 4.3 percent increase on a per-store basis. Inventory turns on an annualized basis improved to 4.1 times in 2006 (53 weeks) from 4.0 times in the 2005 period (52 weeks). The Company continues to adjust its inventory levels to ensure appropriate in-stock levels in the stores and anticipates higher per-store inventory levels for the remainder of the year. The Company continues to identify, evaluate, merchandise and markdown older inventory.
    Cash capital expenditures in the quarter were $77.1 million. As of May 5, 2006, the Company operated 8,078 neighborhood stores, including 49 Dollar General Markets. During the quarter, the Company opened 182 new stores and closed 33 stores.
    During the current year quarter, the Company repurchased approximately 4.5 million shares of its common stock for $79.9 million, completing the existing 10 million share repurchase authorization that had been scheduled to expire in September 2006.

    Outlook for Second Quarter and Fiscal Year 2006

    The Company expects diluted earnings per share ("EPS") of between $1.09 and $1.16 for fiscal 2006, including a charge of approximately $0.01 per share relating to the expensing of stock options. For the second quarter ending August 4, 2006, the Company expects EPS to be between $0.18 and $0.22. The full year and second quarter EPS expectations do not include an estimate for any potential future proceeds the Company may receive from the hurricane-related insurance claim. The Company expects an effective income tax rate for the year of approximately 37.3 percent.
    The Company anticipates second quarter sales, gross profit and earnings to continue to be challenging. The Company believes that certain economic factors, such as high gasoline prices and higher interest rates and consumer debt levels continue to impact its customers' spending, particularly on discretionary purchases, which typically have higher gross profit. The Company is optimistic with regard to its recent and anticipated merchandising and promotional initiatives, but cautions that time is needed for these new initiatives to have an impact on the Company's earnings.
    In 2006, the Company plans to spend approximately $375 million on capital expenditures. The Company expects to open approximately 800 new traditional Dollar General stores and approximately 30 Dollar General Markets by year-end. The Company is also testing a new store layout, which it expects to implement in many of the traditional stores remaining to be opened in fiscal 2006.
    The trial of the collective action against the Company in Federal Court in Alabama (Edith Brown, on behalf of herself and others similarly situated v. Dolgencorp, Inc., and Dollar General Corporation) is scheduled to begin on July 31, 2006. The case is discussed extensively in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 3, 2006. Additional discussion of this case will be included in the Company's Quarterly Report on Form 10-Q for the quarter ended May 5, 2006. The Company believes that it should prevail on the merits of the case at trial; however, no assurances can be given that it will prevail. A negative outcome in the case could have a material adverse impact on the Company's financial statements as a whole.

    Preliminary Results of 2006 Shareholder Vote

    The Company also announced the preliminary results of the shareholder votes at its Annual Meeting of Shareholders held on May 31, 2006. Shareholders elected each of the ten director nominees by a vote of 92 percent or better, approved the amendments to the Dollar General Corporation 1998 Stock Incentive Plan by a vote of 91.2 percent of votes cast and ratified the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending February 2, 2007 by a vote of 99.8 percent of votes cast. There were no additional shareholder proposals presented at the meeting.
    Detailed final vote totals will be filed with the Company's Quarterly Report on Form 10-Q for its second fiscal quarter ending August 4, 2006.

    Quarterly Earnings Conference Call

    The Company will host a conference call today at 9:00 a.m. CDT/10:00 a.m. EDT to discuss the quarter's financial results. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General". The call will also be broadcast live online at www.dollargeneral.com and may be accessed by clicking on the "Investing," then "Conference Calls and Investor Events" links. A replay of the conference call will be available through Thursday, June 15, online or by calling (334) 323-7226. The pass code for the replay is 88796148.

    Analyst and Investor Conference Webcast

    On June 7, 2006, the Company will hold a meeting in Nashville, Tennessee for analysts and investors. A webcast of this meeting including accompanying slides can be accessed live beginning at approximately 8:30 a.m. CDT (9:30 a.m. EDT) on the Company's Web site at www.dollargeneral.com by clicking on the home page spotlight item. The webcast will be available through June 21, 2006 on the Company's Web site under "Investing," "Conference Calls and Investor Events."

    Non-GAAP Disclosures

    Return on invested capital ("ROIC"), included in the accompanying schedules to this release, may be considered a non-GAAP financial measure. Management believes that ROIC is useful because it provides investors with additional useful information for evaluating the efficiency of the Company's capital deployed in its operations. The Company has provided a calculation of ROIC and a reconciliation to the most comparable GAAP financial measure in the accompanying schedules.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the section entitled "Outlook for Second Quarter and Fiscal Year 2006" and the information regarding the Company's anticipated per-store inventory levels in 2006. The words "believe," "anticipate," "predict," "project," "plan," "expect," "estimate," "objective," "forecast," "guidance," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. Factors and risks that may result in actual results differing from such forward-looking information include, but are not limited to:

    -- seasonality of the Company's business such as a sales shortfall during the fourth quarter;

    -- unanticipated markdowns due to inventory imbalances or other reasons;

    --  competition in the retail industry;

    -- a deterioration in general economic conditions that may impact consumer spending or the Company's costs of doing business, such as employment levels, personal debt levels, business conditions, high fuel and energy costs, inflation, tax rates and interest rates;

    -- the Company's ability to anticipate shifting consumer buying patterns and implement appropriate inventory strategies;

    --  changes in merchandise mix;

    -- customer response to the Company's merchandising, advertising and promotional efforts that is not in line with the Company's expectations;

    -- unusually adverse weather conditions, natural disasters, pandemic outbreaks, boycotts or similar disruptions;

    -- existing or future U.S. military efforts or a significant act of terrorism on U.S. soil or elsewhere;

    -- the Company's ability to obtain attractive pricing and other terms from its vendors;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs and the Company's profitability;

    -- the Company's inability to pass on incremental pricing changes to its customers;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded information systems and technology or with the maintenance or adequate support of existing systems, or the Company's inability to meet its informational technology staffing needs;

    --  labor shortages in the trucking industry;

    -- transportation and distribution delays or interruptions both domestically and internationally;

    -- excessive costs and delays associated with building, opening or achieving functionality of distribution centers;

    -- the loss of key members of the Company's senior management team or certain other key employees, or an inability to attract, retain and motivate qualified employees to keep pace with the Company's expansion schedule;

    -- the inability to effectively and efficiently operate its stores, including the inability to control losses resulting from inventory and cash shrinkage;

    -- the Company's ability to open new stores on schedule and to expand into additional market areas;

    --  the inability to execute operating initiatives;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company's ability to timely comply with those regulations;

    -- changes in federal, state or local regulations governing the sale of the Company's products, particularly
        "over-the-counter" medications or health products, as well as the Company's ability to timely comply with those regulations or to adequately execute a required recall;

    -- higher than expected increases in health, workers' compensation, general liability, property or other insurance costs or unexpected escalations in the Company's loss rates;

    --  results of legal proceedings and claims;

    --  the inability to obtain indemnification from foreign vendors;

    --  changes in interest rates; and

    -- the other risk factors described in the Company's Form 10-K and subsequent periodic filings with the Securities and Exchange Commission ("SEC"), as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release. The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer, with 8,096 neighborhood stores as of May 26, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                        (Dollars in thousands)

                                      May 5,     April 29, February 3,
                                       2006        2005       2006
                                     ---------------------------------
                                    (Unaudited) (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents         $   71,876  $  236,523 $  200,609
  Short-term investments                18,825           -      8,850
  Merchandise inventories            1,636,118   1,465,981  1,474,414
  Deferred income taxes                  2,367      21,525     11,912
  Prepaid expenses and other current
   assets                               79,569      59,166     67,140
----------------------------------------------------------------------
  Total current assets               1,808,755   1,783,195  1,762,925
----------------------------------------------------------------------

Property and equipment, at cost      2,286,564   1,990,986  2,221,540
Less:  accumulated depreciation and
 amortization                        1,074,178     898,989  1,029,368
----------------------------------------------------------------------
Net property and equipment           1,212,386   1,091,997  1,192,172
----------------------------------------------------------------------
Other assets, net                       42,326      29,346     37,090
----------------------------------------------------------------------
Total assets                        $3,063,467  $2,904,538 $2,992,187
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
   obligations                      $    8,800  $   10,737 $    8,785
  Accounts payable                     569,447     459,742    508,386
  Accrued expenses and other           379,218     322,742    372,920
  Income taxes payable                  22,027      54,557     43,706
----------------------------------------------------------------------
  Total current liabilities            979,492     847,778    933,797
----------------------------------------------------------------------

Long-term obligations                  333,471     256,452    269,962
Deferred income taxes                   63,690      72,342     67,633

Shareholders' equity:
  Preferred stock                            -           -          -
  Common stock                         155,859     164,071    157,840
  Additional paid-in capital           470,878     441,119    462,383
  Retained earnings                  1,060,427   1,129,626  1,106,165
  Accumulated other comprehensive
   loss                                   (740)       (928)      (794)
  Other shareholders' equity               390      (5,922)    (4,799)
----------------------------------------------------------------------
  Total shareholders' equity         1,686,814   1,727,966  1,720,795
----------------------------------------------------------------------
Total liabilities and shareholders'
 equity                             $3,063,467  $2,904,538 $2,992,187
======================================================================


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

                  Consolidated Statements of Income

           (Dollars in thousands, except per share amounts)

                             (Unaudited)


                                  For the Quarter (13 Weeks) Ended
                             -----------------------------------------
                                May 5,   % of Net  April 29,  % of Net
                                 2006     Sales       2005     Sales
                             -------------------- --------------------
Net sales                    $ 2,151,387  100.00% $ 1,977,829  100.00%
Cost of goods sold             1,567,113   72.84    1,414,480   71.52
----------------------------------------------------------------------
Gross profit                     584,274   27.16      563,349   28.48
Selling, general and
 administrative                  502,989   23.38      456,428   23.08
----------------------------------------------------------------------
Operating profit                  81,285    3.78      106,921    5.41
Interest income                   (2,450)  (0.11)      (2,616)  (0.13)
Interest expense                   7,247    0.34        5,968    0.30
----------------------------------------------------------------------
Income before income taxes        76,488    3.56      103,569    5.24
Income taxes                      28,818    1.34       38,669    1.96
----------------------------------------------------------------------
Net income                   $    47,670    2.22% $    64,900    3.28%
======================================================================

Diluted earnings per share   $      0.15          $      0.20
=========================================         ============
Weighted average diluted
 shares (000s)                   315,233              331,218
=========================================         ============
Basic earnings per share     $      0.15          $      0.20
=========================================         ============
Weighted average basic shares
 (000s)                          313,997              328,208
=========================================         ============
Dividends per share          $      0.05          $      0.04
=========================================         ============


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (Unaudited)

                                      For the Quarter (13 Weeks) Ended
                                      --------------------------------
                                                   May 5,   April 29,
                                                    2006       2005
                                                 ---------- ----------
Cash flows from operating activities:
  Net income                                     $  47,670  $  64,900
  Adjustments to reconcile net income to net
   cash provided by (used in) operating activities:
      Depreciation and amortization                 48,778     44,006
      Deferred income taxes                          5,602      3,340
      Tax benefit from stock option exercises       (1,461)     2,967
      Change in operating assets and
       liabilities:
         Merchandise inventories                  (161,704)   (89,444)
         Prepaid expenses and other current
          assets                                   (12,429)    (5,464)
         Accounts payable                           69,467     60,526
         Accrued expenses and other                  6,118    (10,824)
         Income taxes                              (20,236)   (15,086)
         Other                                       2,079        199
----------------------------------------------------------------------
Net cash provided by (used in) operating
 activities                                        (16,116)    55,120
----------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment              (77,102)   (65,061)
  Purchases of short-term investments              (10,476)   (21,250)
  Sales of short-term investments                    6,000     64,175
  Purchases of long-term investments               (10,809)         -
  Proceeds from sale of property and equipment         303        122
----------------------------------------------------------------------
Net cash used in investing activities              (92,084)   (22,014)
----------------------------------------------------------------------

Cash flows from financing activities:
  Borrowings under revolving credit facilities     116,500          -
  Repayments of borrowings under revolving credit
   facilities                                      (51,500)         -
  Repayments of long-term obligations               (2,364)    (4,722)
  Payment of cash dividends                        (15,686)   (13,145)
  Proceeds from exercise of stock options           10,934     13,494
  Repurchases of common stock                      (79,947)   (25,062)
  Tax benefit from stock option exercises            1,461          -
  Other financing activities                            69         22
----------------------------------------------------------------------
Net cash used in financing activities              (20,533)   (29,413)
----------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                                      (128,733)     3,693
Cash and cash equivalents, beginning of period     200,609    232,830
----------------------------------------------------------------------
Cash and cash equivalents, end of period         $  71,876  $ 236,523
======================================================================

Supplemental schedule of noncash investing and
 financing activities:
Purchases of property and equipment awaiting
 processing for payment, included in Accounts
 payable                                         $  16,344  $   2,810
Purchases of property and equipment under
 capital lease obligations                       $     877  $     578
======================================================================


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                    Selected Additional Information
                              (Unaudited)

                                Sales by Category (in thousands)


                                         13 Weeks Ended
                          --------------------------------------------
                              May 5,        April 29,         %
                               2006           2005          Change
                          --------------- ------------- --------------
Highly consumable         $    1,455,984  $  1,321,306           10.2%
Seasonal                         309,583       275,295           12.5%
Home products                    211,665       211,752            0.0%
Basic clothing                   174,155       169,476            2.8%
                          --------------- ------------- --------------
   Total sales            $    2,151,387  $  1,977,829            8.8%
                          =============== ============= ==============



                                               New Store Activity


                                                 13 Weeks Ended
                                          ----------------------------
                                           May 5, 2006  April 29, 2005
                                          ------------- --------------

Beginning store count                         7,929         7,320
New store openings                             182           255
Store closings                                 33            24
Net new stores                                 149           231
Ending store count                            8,078         7,551
Total selling square footage (000's)         55,937        51,739


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                    Return on Invested Capital (a)
                             (Unaudited)

                                          For the four quarters ended
                                          ----------------------------
                                              May 5,       April 29,
($ in thousands)                               2006          2005
                                          -------------- -------------

 Net income                               $      332,925 $    341,241
 Add:
     Interest expense, net                        18,670       19,129
     Rent expense                                304,319      264,423
     Tax effect of interest and rent            (115,224)    (101,063)
                                          -------------- -------------
     Interest and rent, net of tax               207,765      182,489
                                          -------------- -------------

 Return, net of tax                       $      540,690 $    523,730
                                          -------------- -------------


 Average invested capital:
     Average long-term obligations (b)    $      301,303 $    285,575
     Shareholders' equity (c)                  1,679,536    1,589,803
     Average rent x 8 (d)                      2,274,968    1,964,272
                                          -------------- -------------
     Invested capital                     $    4,255,807 $  3,839,650
                                          -------------- -------------


 Return on invested capital                         12.7%        13.6%
                                          ============== =============


(a) The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 16.8% and 18.2% for the rolling four quarters ended May 5, 2006 and April 29, 2005, respectively.
(b) Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.
(c) Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.
(d) Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.

    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             Media Contact:
             Tawn Earnest, 615-855-5209